Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

APPLIED OPTOELECTRONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	800,000	$6.32	(2)	$5,056,000	0.00011020	$557.17
Total Offering Amounts						$5,056,000		$557.17
Total Fee Offsets								$—
Net Fee Due								$557.17

(1)	This Registration Statement covers 800,000 shares of Common Stock reserved for issuance under the Applied Optoelectronics, Inc. 2023 Equity Inducement Plan (the “Inducement Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Applied Optoelectronics, Inc. (the “Registrant”) common stock, $0.001 per share (“Common Stock”), that become issuable under the Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price for the Common Stock being registered hereby is based on a price of $6.32 per share of Common Stock, which is the average of the high ($6.78) and low ($5.86) trading prices for a share of Common Stock of the Registrant on July 31, 2023, as reported on the Nasdaq Stock Market.